Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and joint proxy statement/prospectus dated April 12, 2023 of Wejo Holdings Limited for the proposed consummation of a business combination with TKB Critical Technologies 1 and to the incorporation by reference therein of our report dated April 3, 2023, with respect to the consolidated financial statements of Wejo Group Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Manchester, United Kingdom

April 12, 2023